Exhibit 99.1

S1 Corporation and Corillian Announce Settlement of Patent Lawsuit

December 12, 2001 — S1 Corporation (NASDAQ: SONE) and Corillian Corp (NASDAQ: CORI) today announced that they have reached an agreement to settle the patent infringement lawsuit brought by S1 against Corillian in March 2000.

Under the terms of the settlement, Corillian will obtain a license from S1 to United States Patent No. 6,023,684 (“the ‘684 patent”), and the lawsuit will be dismissed. The ‘684 patent relates to a three-tier financial transaction system for supporting communications between financial institution customers and financial institution back end processing systems. The financial and license terms of the settlement are confidential.

About S1

S1 (Nasdaq: SONE) is a leading global provider to more than 2,600 banks, credit unions, insurance providers, and investment firms of enterprise software solutions that turn customer interactions into profits. S1’s Enterprise eFinance solutions deliver a transactionable, customer-centric view across all delivery channels, resulting in a more compelling experience for the customers and a more profitable relationship for the financial institution. S1 is the only eFinance provider with the proven experience, breadth of products, and financial strength to empower financial services companies’ Enterprise eFinance strategy. Additional information about S1 is available at http://www.s1.com/.

About Corillian Corporation

Based in Oregon, and with international offices in Europe and Asia, Corillian Corporation is an award-winning provider of eFinance-enabling software for the financial services industry. Built on the Microsoft Windows 2000 platform, Corillian applications support Internet banking, bill delivery and payment, brokerage, customer relationship management, enhanced data aggregation, and small business transactions. Voyager can be deployed on-site at the financial firm or at a secure data center. Corillian technology also enables Open Financial Exchange (OFX) access by finance management software packages such as Quicken®, QuickBooks® and Microsoft® Money. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

# # #

Note: Quicken and QuickBooks are registered trademarks of Intuit, Inc.